[MASTER GRAPHICS LOGO HERE]

                                 April 20, 1999

TO THE SHAREHOLDERS OF
MASTER GRAPHICS, INC.

In connection with our annual shareholders' meeting, to be held on May 19, 1999, we are sending you a Notice of Annual Meeting of Shareholders, a Proxy Statement, and a form of Proxy.

     At the meeting, you will be asked to:

     * elect two Class I directors to serve until the 2002 Annual Meeting of Shareholders;

     *    approve the adoption of our Employee Stock Purchase Plan;

     * approve an increase in the number of shares that can be issued under our 1998 Equity Compensation Plan; and

     * ratify the appointment of KPMG LLP as our independent auditors for 1999.

Information about these matters is contained in the attached Proxy Statement.

Detailed information relating to Master Graphics' activities and operating performance during 1998 is contained in our Annual Report to Shareholders, which is being mailed to you with this Proxy Statement, but is not a part of the proxy soliciting material. If you do not receive or have access to the 1998 Annual Report, please notify Lance T. Fair, Secretary, Master Graphics, Inc., 6075 Poplar Avenue, Suite 401, Memphis, Tennessee 38119.

You are cordially invited to attend the Annual Meeting of Shareholders in person. We would appreciate your completing the enclosed form of proxy so that your shares can be voted in the event you are unable to attend the meeting. If you are present at the meeting and want to vote your shares personally, your form of proxy will be withheld from voting upon your request prior to balloting. We urge you to return your proxy card to us in the stamped envelope as soon as possible.

                                Very truly yours,

                                /s/ JOHN P. MILLER
                                John P. Miller
                                Chairman of the Board and
                                Chief Executive Officer

                             Master Graphics, Inc.
                         6075 Poplar Avenue, Suite 401
                            Memphis, Tennessee 38119

                    Notice of Annual Meeting of Shareholders
                            to be held May 19, 1999

The annual meeting of shareholders of Master Graphics, Inc. will be held on Wednesday, May 19, 1999, at 9:00 A.M., local time, at The Crescent Club, 6075 Poplar Avenue, Suite 900, Memphis, Tennessee 38119, for the following purposes:

     1. Election of Directors. To elect two Class I directors to serve until the 2002 Annual Meeting of Shareholders;

     2. Adoption of Employee Stock Purchase Plan. To approve our Employee Stock Purchase Plan;

     3. Amendment to the 1998 Equity Compensation Plan. To approve an amendment of our 1998 Equity Compensation Plan which increases from 750,000 to 1,500,000 the number of shares that can be issued under the plan;

     4. Ratification of Auditors. To ratify the selection of KPMG LLP as the Company's independent auditors for 1999; and

     5. Other Business. To transact such other business as may properly come before the meeting or any adjournment thereof.

     Only those shareholders of record at the close of business on April 2, 1999 are entitled to notice of, and to vote at, the annual meeting and any adjournment thereof. On that day, approximately 7,923,026 shares of common stock were outstanding. Each share entitles the holder to one vote.

We have enclosed with this proxy statement a copy of our annual report to shareholders.

                                 By Order of the Board of Directors

                                 /s/ LANCE T. FAIR
                                 Lance T. Fair
                                 Secretary

                            Your vote is important.

Please mark, sign, and date your proxy card and return it promptly in the enclosed envelope, whether or not you plan to attend the meeting.

                             Master Graphics, Inc.
                         6075 Poplar Avenue, Suite 401
                            Memphis, Tennessee 38119

            Proxy Statement for 1999 Annual Meeting of Shareholders

Your vote is very important. For this reason, the Board of Directors is requesting that you allow your common stock to be represented at the annual meeting of shareholders by the proxies named in the enclosed proxy card. This proxy statement, the form of proxy and the annual report are being sent to you in connection with this request and are being mailed to all shareholders beginning on April 20, 1999.

                      Information about the Annual Meeting

Annual Meeting................May 19, 1999        The Crescent Club
                              9:00 a.m.           6075 Poplar Avenue,
                              local time          Suite 900
                                                  Memphis, Tennessee 38119

Itemsto  be  voted  upon......You  will  be  voting  on  the following matters:

                              (1) Election of Directors. To elect two Class I directors to serve until the 2002 Annual Meeting of Shareholders;

                              (2) Adoption of Employee Stock Purchase Plan. To approve our Employee Stock Purchase Plan;

                              (3)       Amendment to the 1998 Equity
                                        Compensation Plan. To approve an
                                        amendment to our 1998 Equity
                                        Compensation Plan which increases from
                                        750,000 to 1,500,000 the number of
                                        shares that can be issued under the
                                        plan;

                              (4) Ratification of Auditors. To ratify the selection of KPMG LLP as our independent auditors for 1999; and

                              (5) Other Business. To transact such other business as may properly come before the meeting or any adjournment thereof.

Who can vote..................You are entitled to vote your common stock if our records show that you held your shares as of the close of business on the record date, April 2, 1999. Each shareholder is entitled to one vote fo each share of common stock held on that date.
                              On April 2, 1999, we had 7,923,026 shares of common stock outstanding and entitled to vote.

How to vote by proxy..........If you sign, date and return your signed proxy card before the annual meeting, we will vote your shares as you direct. For the election of directors, you may vote for (1) all of the nominees, (2) none of the nominees, or (3) all of the nominees except those you designate. For each other item of business, you may vote "For" or "Against" or you may "A bstain" from voting.

                              If you return your signed proxy card but do not specify how you want to vote your shares, we will vote them

                              *         "For" the election of all of our
                                        nominees for director;

                              * "For" the approval of the Employee Stock Purchase Plan;

                              * "For" the approval of the amendment to the 1998 Equity Compensation Plan; and

                              * "For" the ratification of KPMG LLP as our independent auditors.

                              If any matters other than those set forth above are properly brought before the annual meeting, the individuals named in your proxy card may vote your shares in accordance with their best judgment.

Changing your vote............You can revoke your proxy at any time before it is voted at the annual meeting by:

                              (1) submitting another proxy with a more recent date than that of the proxy first given;

                              (2) attending the annual meeting and voting in person; or

                              (3) sending written notice of revocation to our Corporate Secretary, Lance T. Fair.

Votes required................If a quorum is present at the annual meeting,


                              * the director nominees will be elected by a vote of a plurality of the shares present in person or represented by proxy at the meeting; and

                              *         all other matters submitted to the
                                        shareholders will require the
                                        affirmative vote of a majority of the
                                        shares of common stock present or
                                        represented by proxy at the meeting.

Counting the vote.............Quorum. Voting can take place at the annual meeting only if shareholders owning a majority of the total number of shares of common stock outstanding on the record date are present in person or represented by effective proxies. If you have returned valid proxy instructions or vote in person, your common stock will be counted for the purpose of determining whether there is a quorum, even if you wish to abstain from some or all matters introduced at the meeting. If you hold your common stock through a broker, bank or other nominee (in "street name"), generally the nominee may only vote the common stock which it holds for you in accordance with your instructions. However, if it has not received your instructions within ten days of the meeting, the nominee may vote on matters which the Nasdaq Stock Market determines to be routine. If a nominee cannot vote on a particular matter because it is not routine, this is a "broker non-vote" on that matter. Abstentions will be counted as present or represented at the annual meeting for purposes of determining whethe a quorum exists. Broker non-votes will not be counted as present or represented for that purpose.

                              Effect of Abstentions and Broker Non-Votes.
                              Because abstentions with respect to any matter are treated as shares present or represented and entitled to vote for the purposes of determining whether that matter has been approved by the shareholders, abstentions have the same effect as negative votes. Broker non-votes and shares as to which proxy authority has been withheld with respect to any matter are not deemed to be present or represented and are not entitled to vote for purposes of determining whether shareholder approval of that matter has been obtained. Therefore, these shares will have no effect on th outcome of the vote on any such matter.

                              Inspectors of Election. Representatives of Union Planters Bank, N.A., our transfer agent, will tabulate the votes and act as inspectors of the election.

                   Other Information about the Annual Meeting

Costs of Solicitation.........We will pay the cost of preparing, printing and mailing material in connection with this solicitation of proxies. In addition to solicitation by mail, regular employees of Master Graphics and paid solicitors may make solicitations personally and by telephone or otherwise. We will, upon request, reimburse brokerage firms, banks and others for their reasonable out-of-pocket expenses in forwarding proxy material to beneficial owners of stock or otherwise in connection with this solicitation of proxies. We have retained Corporate Investor Communications, Inc. to assist in the solicitation for a fee of $3,000, plus reasonable out-of-pocket expenses.

Section 16(a) Beneficial Ownership Reporting
Compliance....................Section 16(a) of the Securities Exchange Act of
                              1934 requires our Directors and executive officers to file reports of holdings and transactions in Master Graphics common stock with the SEC. Based on our records and representations from these persons, we believe that all SEC beneficial ownership reporting requirements for 1998 were met, with the exception of Messrs. Hutson and Hederman each inadvertently failing to file a Form 4, in both cases which has subsequently been filed.

Advance Notice Procedures.....Shareholder Proposals for Annual Meeting in 2000.
                              Proposals by shareholders to be considered for inclusion in the proxy materials solicited by the directors for the annual meeting in 2000 must be received by the Corporate Secretary, 6075 Poplar Avenue, Suite 401, Memphis, Tennessee 38119, no later than December 2, 1999. The use of certified mail, return receipt requested, is advised. To be eligible for inclusion, a proposal must also comply with Rule 14a-8 and all other applicable provisions of Regulation 14A under the Securities Exchange Act of 1934.

                Information Concerning the Election of Directors

Role of the Board.............Pursuant to Tennessee law, our business, property and affairs are managed under the direction of our Board of Directors. The Board has responsibility for establishing broad corporate policies and for the overall performance and direction of Master Graphics, but is not involved in day-to-day operations. Members of the Board keep informed of our business by participating in Board and committee meetings, by reviewing analyses and reports sent to them regularly, and through discussions with our executive officers.

Board Structure...............We currently have five directors. Our Board is divided into three groups, Class I Directors, Class II Directors, and Class III Directors. Each class of directors is elected to serve a three year term. This means that the Class I directors who are elected at the 1999 meeting will serve until the 2002 annual meeting of shareholders unless they resign or are removed.

1998 Board Meetings...........In 1998, the Board met four times. Each director attended all of the board meetings and meetings of the committees on which they served, with the exception of Walter P. McMullen, who attended only one meeting. Mr. McMullen became seriously ill and passed away in 1998.

Board Committees..............The Board has established an Audit Committee, a
                              Compensation Committee, an Options and Benefits Committee and an Acquisition Committee.

                              The Audit Committee met two times during 1998. The committee has the responsibility for:

                              *         recommending the selection of our
                                        independent public accountants;

                              * reviewing and approving the scope of the independent public accountants' audit activity and the extent of non-audit services;

                              *         reviewing with management and our
                                        independent public accountants the
                                        adequacy of our basic accounting systems and the effectiveness of our internal audit plan and activities;

                              *         reviewing with management and the
                                        independent public accountants our
                                        financial statements;

                              * exercising general oversight over our financial reporting process; and

                              * reviewing with management litigation and other legal matters that may affect Master Graphics' financial condition.

                              The Compensation Committee met one time during 1998. The committee reviews and makes recommendations to the Board concerning the compensation of the President and Chief Executive Officer and our other executive officers.

                              The Options and Benefits Committee met one time during 1998. The committee has the responsibility to assist in the oversight of the our employee benefit plans.

                              The Acquisition Committee met one time during 1998. The committee has the authority to approve our acquisitions priced at less than $10.0 million.

Director Compensation.........We pay non-employee directors a fee of $1,000 for each meeting attended. In addition, we reimburse directors for expenses incurred in attending meetings. Directors who are also officers or employees of Master Graphics receive no compensation for their duties performed as directors.

Non-Employee Director Stock
Option Plan...................In 1998, we granted each non-employee director a non-qualified stock option to purchase 1,000 shares of common stock at $10.00 per share, the fair market value on the date of grant. These options vest 25% on June 8, 1999, 25% on June 8, 2000, and 50% on June 8, 2001 (unless terminated earlier pursuant to the plan) and expire on June 8, 2003, or earlier if a director leaves the Board.

                               Executive Officers

     The following table sets forth certain information concerning the executive officers of Master Graphics.

Name                          Age       Position

John P. Miller.............   44        Chairman of the Board; Chief Executive
                                        Officer and President; Class III
                                        Director

Lance T. Fair..............   36        Senior Vice President - Acquisitions;
                                        Chief Financial Officer

Robert J. Diehl............   56        Senior Vice President; Chief Operating
                                        Officer

P. Melvin Henson, Jr.......   41        Senior Vice President - Finance and
                                        Administration; Chief Accounting Officer

Donald H. Goldman..........   62        Senior Vice President; Chief Information
                                        Officer

James B. Duncan............   55        Senior Vice President - Sales and
                                        Marketing

     John P. Miller has been Chairman of the Board of Directors, Chief Executive Officer and President of Master Graphics since its inception. Prior to assuming his position with Master Graphics, Mr. Miller was the Chairman of the Board of Directors and Chief Executive Officer of B&M Printing from December 1992 to June 1997.

     Lance T. Fair has been the Senior Vice President - Acquisitions and Chief Financial Officer of Master Graphics since September 1997. From July 1995 until he joined Master Graphics, Mr. Fair was Vice President and Chief Financial Officer of Warterfield Holdings, Inc., which subsequently has changed its name to American Crop Services. From June 1989 to July 1995, Mr. Fair was a principal at Asset Services, L.P., a Memphis, Tennessee-based mergers and acquisition advisory firm.

     Robert J. Diehl has been the Chief Operating Officer of Master Graphics since January 1998. Mr. Diehl has over 25 years of experience in the general commercial printing industry. From January 1994 to December 1997, Mr. Diehl was President of Hollis Digital Imaging Systems, Inc., a digital printing company located in Tucson, Arizona. From 1989 to December 1993, Mr. Diehl was Managing Director of R.H. Rosen Associates, Inc., a printing industry consulting firm.

     P. Melvin Henson, Jr. has been the Senior Vice President - Finance and Administration and Chief Accounting Officer of Master Graphics since December 1997. From July 1979 to December 1997, Mr. Henson was employed in a variety of financial management positions with International Paper Company including Manager--Finance for International Paper's business process redesign project and controller for International Paper's pulp and paper manufacturing facility in Erie, Pennsylvania.

     Donald H. Goldman has been a Senior Vice President and the Chief Information Officer of Master Graphics since July 1998. From 1981 through June 1998, Mr. Goldman served as the President of ConsultWare, Inc., a graphic arts consulting firm located in Marblehead, Massachusetts. Mr. Goldman has been a consultant and speaker to trade organizations within the printing industry. Mr. Goldman also serves on the advisory board for CIMSPrint, an educational and research service for the printing industry sponsored by the Rochester Institute of Technology.

     James B. Duncan has been the Senior Vice President - Sales and Marketing of Master Graphics since October 1997. From November 1996 to September 1997, Mr. Duncan operated a consulting practice focused on sales training and management. From April 1989 to October 1996, Mr. Duncan was a Division President for Smith & Nephew PLC, where he directed global operations for the Center of Excellence for Smith & Nephew's ear, nose and throat products.

                             Executive Compensation

     Summary Compensation Table.

     The following table sets forth certain information concerning the compensation paid by Master Graphics to its Chief Executive Officer and the three other most highly paid executive officers earning in excess of $100,000 during 1998.

                                                                                         Annual Compensation
                                                                                         -------------------
                                                                              Fiscal
                        Name and Principal Position                            Year             Salary            Bonus (1)
                        ---------------------------                            ----             ------            ---------

John P. Miller ................................................                1998            $250,000              --
  Chairman of the Board, President and                                         1997             145,833              --
  Chief Executive Officer                                                      1996              86,666              --

Lance T. Fair..................................................                1998             120,000              --
  Senior Vice President Acquisitions and                                       1997              34,153          600,000
  Chief Financial Officer

Robert J. Diehl................................................                1998             175,000              --
  Chief Operating Officer                                                      1997                  --          300,000

James B. Duncan................................................                1998             100,000              --
  Senior Vice President - Sales and Marketing                                  1997              20,833           50,000

(1) Includes deferred compensation payments to the executive officers as indicated. The amount indicated is payable in cash on December 31, 2002 or, at the option of the applicable executive officer, in common stock on or before December 31, 2002. Master Graphics may prepay the full deferred compensation obligation at any time. If the executive officer elects to receive common stock in lieu of cash, he is entitled to receive the number of shares of common stock equal to the quotient of (i) the deferred compensation amount owed to such executive officer divided by (ii) $10.00.

                              Employment Agreements

     We have employment agreements with each of the executive officers named in the Summary Compensation Table above. We also have employment agreements with P. Melvin Henson, Jr. and Donald H. Goldman. The general terms of the employment agreements are described in the table below:

Term..........................Each employment agreement has an initial term of three years and is automatically renewed for one year periods unless terminated by one of the parties.

Compensation..................The employment agreements provide for the following annual salaries: Mr. Miller--$250,000; Mr. Diehl--$175,000; Mr. Fair--$120,000; Mr.
                              Henson--$100,000; Mr. Duncan--$100,000; and Mr.
                              Goldman--$100,000. The annual salaries are subject to adjustment at the discretion of the Board of Directors, but may not be decreased more than 5% from the previous year's salary. In addition, the agreements provide for annual incentive compensation to each officer of up to 100% of his base salary based on performance targets established by the Compensation Committee of the Board of Directors.

Termination Provisions........In the event that the officer's employment is terminated without cause or the officer suffers a constructive termination of his employment and there has been no change of control, we will pay such officer a lump sum severance payment equal to 200% of the sum of his combined (1) base salary in effect at the time of termination and (2) the average of the annual incentive award for the two immediately preceding calendar years.

                              In the event the officer's employment is terminated with cause, regardless of whether there has been a change of control, we will pay the officer only accrued but unpaid base salary through the date of termination.

                              If the officer's employment is terminated without cause or the officer suffers a constructive termination of his employment upon a change of control, he is entitled to receive a lump sum upon such termination of an amount equal to the sum of

                    (1) 299% of such officer's combined (A) base salary in effect at the time of termination and (B) the average of the annual incentive award for the two immediately preceding completed calendar years and

                    (2) to the extent that such payment constitutes an "excess parachute payment" within the meaning of
                              Section 280G of the Internal Revenue Code, an amount equal to any tax incurred by such officer pursuant to Section 280G of the Internal Revenue Code.

Confidentiality and
Non-Compete...................Each agreement contains certain confidentiality and non-competition covenants.

     Option Grants

     The following table sets forth the number of options to purchase shares of common stock that have been granted to each executive officer named in the Summary Compensation Table above.

                                                                                                 Potential Realizable Value
                                                                                                  at Assumed Annual Rates
                                                                                                     of Stock Price
                                                                                                  Appreciation for Option
                                                     Individual Grants                                  Term (3)
---------------------------------------------------------------------------------------------------------------------------
                                 Options         % of Total        Exercise
                                 Granted          Options           Price
                                 (No. of         Granted to          Per         Expiration
                               Shares) (1)      Employees (2)      Share(3)         Date            5%          10%
---------------------------------------------------------------------------------------------------------------------------
John P. Miller.....                  --              --                 --
Lance T. Fair......             100,000            14.1%            $10.00         June 2003      $628,895    $1,593,742
Robert J. Diehl....              30,000             4.2%            $10.00         June 2003        188,668      478,122
James B. Duncan....              10,000             1.4%            $10.00         June 2003         62,900      159,400


(1) The options reported in this column consist of options granted under the 1998 Equity Compensation Plan. The options will become exercisable on each of the first, second, and third anniversaries of the date of grant with respect to 25%, 25% and 50%, respectively, of the shares subject to the option.

(2) Based on outstanding options to purchase an aggregate of 711,429 shares of common stock.

(3) The dollar amounts under these columns are the result of calculations at the 5% and 10% appreciation rates set by SEC rules and, therefore, are not intended to forecast possible future appreciation, if any, in the price of the common stock. In order to realize the potential values set forth in the 5% and 10% columns of this table, the per share price of the common stock would be $16.29 and $25.94 respectively, or 62.9% and 159.4%, respectively, above the exercise price per share. Because the common stock was not publicly traded prior to the Offering, these amounts were calculated based on the assumption that the fair market value of one share of common stock on the date of grant was equal to the exercise price.

     The following table sets forth the number of options to purchase shares of common stock held, as of December 31, 1998, by the executive officers named in the Summary Compensation Table above.

                                                     Number of Securities
                                                    Underlying Unexercised
                                                         Options at
                                                     December 31, 1998
                                                     -----------------
                                           Exercisable          Unexercisable
                                           -----------          -------------

John P. Miller.......................           --                      --
Lance T. Fair........................           --                 100,000
Robert J. Diehl......................           --                  30,000
James B. Duncan......................           --                  10,000


          Compensation Committee Interlocks and Insider Participation

     Mr. Miller serves as a member of the compensation committee of our Board of Directors. Mr. Miller presently serves as our President and Chief Executive Officer. Mr. Miller does not participate in actions or considerations by the compensation committee with respect to his own compensation.

            Compensation Committee Report on Executive Compensation

The Compensation Committee....The Compensation Committee is responsible for establishing the salary rates of the executive officers of Master Graphics and for examining periodically the Master Graphics compensation structure. We develop and communicate recommendations to the Board of Directors with respect to Master Graphics' executive compensation policies.

Philosophy and Objectives.....We have developed a compensation program for executives designed to meet the following goals:

                              * reward performance that increases the value of your stock;

                              * attract, retain and motivate executives with competitive compensation opportunities; and

                              *         balance short-term and long-term
                                        strategic goals

Executive Compensation........Master Graphics' executive officers are parties to employment contracts with Master Graphics.
                              Executive compensation includes a negotiated base salary and performance-based incentive compensation of up to 100% of base salary. Our compensation policy recognizes that stock price performance is only one measure of performance, and, given our long-term strategic direction and goals, it may not be the best current measure of executive performance. Therefore, our compensation policy also gives consideration to the achievement of specified business objectives when determining executive officer compensation.

                              In reviewing executive compensation for fiscal 1998, we determined that the executive officers were sufficiently compensated with base salary under the terms of their individual employment contracts.

Compensation of the Chief
Executive Officer.............The Chief Executive Officer and President of
                              Master Graphics is John P. Miller. Mr. Miller's 1998 compensation was determined in accordance with the provisions of his employment contract entered into in March 1998, which provides for an annual base salary of $250,000 and performance-based incentive compensation of up to $250,000 per year. Mr. Miller did not receive any incentive compensation in 1998. Although Mr. Miller is a member of this Compensation Committee, he did not participate in any committee discussions relating to his own compensation.

                              Respectfully submitted,

                              Frederick F. Avery
                              Donald L. Hutson
                              John P. Miller

                               Performance Graph

     The graph below compares the performance of Master Graphics since its initial public offering in June 1998 with the Nasdaq Stock Market (US Companies) Index and a peer group index. It shows an investment of $100 on June 10, 1998. The peer group index includes Cadmus Communications Corp., Champion Industries Inc., Consolidated Graphics Inc., Mail Well Inc., Wallace Computer Services Inc., and World Color Press Inc.


[PERFORMANCE GRAPH GOES HERE]

                                             06/1998        08/1998         10/1998       12/1998
Master Graphics, Inc.                           97.4           57.9            68.4          52.0
Nasdaq Stock Market (US Companies)             107.4           85.2           101.2         125.9
Self-Determined Peer Group                     102.0           79.4            81.6          90.7

                        Master Graphics Stock Ownership

     Five Percent Beneficial Owners. To the best of our knowledge, the following are the only persons who beneficially own five percent or more of our outstanding common stock:

Name and Address of Beneficial Owner                                                   Number             Percentage (1)
------------------------------------------------------------------------------------------------------------------------

John P. Miller.......................................................                 4,138,000                52.2
  6075 Poplar Avenue, Suite 401
  Memphis, Tennessee 38119

General Electric Capital Corporation.................................                   397,776 (2)             5.0
  977 Long Ridge Road
  Building B, First Floor
  Stamford, Connecticut 06927

(1) Based on 7,923,026 shares of common stock outstanding as of the date of the proxy statement. Beneficial ownership is determined in accordance with the rules of the SEC and include voting or investment power with respect to securities. Shares of common stock issuable upon the exercise of stock options, warrants or other rights to acquire common stock, currently exercisable or convertible, or exercisable or convertible within 60 days of the date of this proxy statement are deemed outstanding and to be beneficially owned by the person holding such option, warrant or other right for purposes of computing such person's percentage ownership, but are not deemed outstanding for the purposes of computing the percentage ownership of any other person. Except for shares held jointly with a person's spouse or subject to applicable community property laws, or indicated to the footnotes to this table, each shareholder identified in the table possesses sole voting and investment power with respect to all shares of common stock shown as beneficially owned by such shareholder.

(2) Includes 177,776 shares of common stock issuable upon conversion of our 5% Series A Cumulative Preferred Stock and 220,000 shares of common stock issuable upon conversion of warrant issued to General Electric Capital Corporation.

     Ownership of Management. The following table shows, as of March 31, 1999, the number of shares of common stock beneficially owned by directors, the Chief Executive Officer and other executive officers earning in excess of $100,000 during 1998, and all directors and executive officers as a group.

Name                                           Number             Percentage (1)
--------------------------------------------------------------------------------
John P. Miller.......................       4,138,000 (1)            52.2

Cary Rosenthal.......................         232,500 (2)             2.9

H. Henry (Hap) Hederman, Jr..........         242,850 (3)             3.0

Frederick F. Avery...................           2,250 (4)              *

Donald L. Hutson.....................           7,841 (5)              *

Lance T. Fair........................          86,500 (6)              *

Robert J. Diehl......................          38,000 (7)              *

James B. Duncan......................          11,300 (8)              *

All executive officers and
directors as a group (8 persons).....       4,759,241 (1)            57.0

*    Less than 1%

(1) Based on 7,923,026 shares of common stock outstanding as of the date of the proxy statement. Beneficial ownership is determined in accordance with the rules of the SEC. Beneficial ownership includes voting or investment power with respect to securities. Shares of common stock issuable upon the exercise of stock options, warrants or other rights to acquire common stock, currently exercisable or convertible, or exercisable or convertible within 60 days of the date of this proxy statement are deemed outstanding and to be beneficially owned by the person holding such option, warrant or other right for purposes of computing such person's percentage ownership, but are not deemed outstanding for the purposes of computing the percentage ownership of any other person. Except for shares held jointly with a person's spouse or subject to applicable community property laws, or indicated to the footnotes to this table, each shareholder identified in the table possesses sole voting and investment power with respect to all shares of common stock shown as beneficially owned by such shareholder.

(2) Includes 232,500 shares of common stock issuable upon exercise of a warrant held by Mr. Rosenthal.

(3) Includes 70,350 shares of common stock issuable upon exercise of a warrant held by Mr. Hederman; 120,000 shares of common stock held by the H. Henry Hederman, Jr. Trust of which Mr. Hederman is a trustee; and 20,000 shares held by Arrowhead Properties, L.P., for which Mr. Hederman has the power to vote or direct the vote, and to dispose of or direct the disposition of, such shares.

(4) Includes 250 shares of common stock issuable upon exercise of options held by Mr. Avery.

(5) Includes 250 shares of common stock issuable upon exercise of options held by Mr. Hutson.

(6) Includes 60,000 shares of common stock issuable to Mr. Fair in connection with Master Graphics deferred compensation plan; and 25,000 shares of common stock issuable upon exercise of options held by Mr. Fair.

(7) Includes 30,000 shares of common stock issuable to Mr. Diehl in connection with Master Graphics deferred compensation plan; and 7,500 shares of common stock issuable upon exercise of options held by Mr. Diehl.

(8) Includes 5,000 shares of common stock issuable to Mr. Duncan in connection with Master Graphics deferred compensation plan; and 2,500 shares of common stock issuable upon exercise of options held by Mr. Duncan.

                              Certain Transactions

     On December 10, 1992, Premier Graphics, Inc., Master Graphics' wholly owned subsidiary, loaned Mr. Miller $950,000, at a rate of 7% per annum. Mr. Miller repaid this amount in full in June 1998.

     Premier Graphics leases from Mr. Miller the facilities in which the B&M Printing Division is located. The lease expires on November 30, 2002. The annual base rent under this lease is approximately $140,000. We believe that the terms of the lease are no less favorable to us than could have been negotiated with unaffiliated third parties.

     On December 31, 1997, Mr. Miller purchased from Premier Graphics a web press for total consideration of $2.8 million, which was represented by a promissory note from Mr. Miller to Premier Graphics in the principal amount of $2.8 million. Mr. Miller repaid all amounts owed to the Company in June 1998.

     In connection with the acquisition of Hederman Brothers, Inc. in March 1998, Mr. Hederman and members of his immediate family (or trusts for the benefit of such individuals) received consideration in the form of $1.5 million cash. Mr. Hederman and such family members and trusts received warrants to purchase a total of 199,998 shares of common stock at a price per share equal to the $10.00. Mr. Hederman and such family members and trusts received promissory notes in the aggregate principal amount of $2,000,0 00 which originally were to mature on February 28, 2005 and bore interest at a rate of 12% per annum. In December 1998, Master Graphics repaid approximately $400,000 of the debt evidenced by the promissory notes and restructured the remaining approximately $1.6 million of remaining debt into new promissory notes which mature in June 30, 2006 and bear interest at a rate of 12%. Moreover, Premier Graphics currently leases its Hederman Brothers Division facility from Mr. Hederman for annual rental of $300,000 per annum. We believe that the terms of this lease are no less favorable to us than could have been negotiated with unaffiliated third parties.

     In the Company's acquisition of Phoenix Communications, Inc. and King Mailing Services, Inc. in December 1997, Mr. Rosenthal received consideration in the form of approximately $3.3 million cash, a warrant to purchase 232,500 shares of common stock at a price per share equal to $10.00, and a promissory note in the principal amount of $557,750 which originally was to mature on December 16, 2004 and bore interest at a rate of 12% per annum. In December 1998, Master Graphics restructured the promissory note to mature on June 30, 2006. Moreover, the acquisition documents provide up to $611,100 in contingent consideration to be paid to Mr. Rosenthal in the event the Phoenix Division achieves certain annual earnings targets specified in the acquisition agreement. Mr. Rosenthal owns 50% of RFTA Associates, LLC, which leases the Phoenix Communications Division facilities to Premier Graphics for an annual rent of approximately $252,000 per year subject to annual adjustment based upon changes in the consumer price index. We believe that the terms of such leases are no less favorable to us than could have been negotiated with unaffiliated third parties.

     On March 30, 1998, General Electric Capital Corporation exercised two warrants to purchase an aggregate of 177,776 shares of common stock. The shares of common stock were issued to a wholly-owned subsidiary of General Electric Capital Corporation. On March 31, 1998, this subsidiary entered into an exchange agreement with Master Graphics pursuant to which the 177,776 shares of common stock were converted into 177,776 shares of Series A Preferred Stock. On April 1, 1998, the Company issued to General Electric Capital Corporation a warrant to purchase 220,000 shares of common stock for nominal consideration. The Company paid $3.0 million in advisory fees to General Electric Capital Corporation for its advice and assistance in structuring and negotiating the acquisitions of certain of the acquired companies and approximately $2.3 million in loan origination fees. In addition, General Electric Capital Corporation is a lender under, and administrative agent for, Premier's senior credit facility.

                                   Proposal 1
                             Election of Directors

     The Board proposes to nominate the following two individuals to serve as Class I Directors: Donald L. Hutson and H. Henry (Hap) Hederman, Jr. We do not anticipate that either nominee will be unavailable for election but, if such a situation arises, the proxy will be voted in accordance with the best judgment of the named proxies unless you have directed otherwise. The remaining members of the Board listed below will continue as members of the Board until their respective terms expire, as indicated below.

     Information about the two individuals nominated as directors and the remaining members of the Board is provided below. Shares of common stock represented by proxy cards returned to us will be voted for the nominees listed below unless you specify otherwise.

                   Nominees for Election as Class I Directors
                             (Terms Expiring 2002)

     H. Henry (Hap) Hederman, Jr., age 52, has been a Director of Master Graphics since March 1998 and has served as the President of the Hederman Brothers Division since March 1998. Mr. Hederman has over 30 years of experience in the general commercial printing industry. From 1982 through March 1998, Mr. Hederman served as the President and Chief Executive Officer of Hederman Brothers, Inc. (which was acquired by the Company in March 1998). Mr. Hederman currently serves as a member of the board of directors and a member of the executive committee of the board of directors of MS Diversified Corp.

Committees: Acquisition

     Donald L. Hutson, age 52, has been a Director of Master Graphics since March 1998. Since September 1966, Mr. Hutson has been a business trainer, professional speaker and consultant to corporations and trade associations on employee development issues.

Committees: Audit, Compensation, Options and Benefits

                         Incumbent Director -- Class II
                              (Term expiring 2000)

     Frederick F. Avery, age 67, has been a Director of Master Graphics since March 1998. Mr. Avery has been a business consultant since April 1994. From July 1987 to March 1994, Mr. Avery served in a variety of roles with Kraft Foods, including President of Kraft Food Ingredients and Group Vice President.

Committee: Audit, Compensation, Options and Benefits

                        Incumbent Directors -- Class III
                             (Terms expiring 2001)

     John P. Miller, age 44, has been Chairman of the Board of Directors, Chief Executive Officer and President of Master Graphics since its inception. Prior to assuming his position with the Company, Mr. Miller was the Chairman of the Board of Directors and Chief Executive Officer of B&M Printing from December 1992 to June 1997.

Committees: Audit, Compensation, Acquisition

     Cary Rosenthal, age 58, has been a Director of Master Graphics since March 1998 and has served as the President of the Phoenix Division since December 1997. Mr. Rosenthal has over 30 years of experience in the general commercial printing industry. From September 1979 to December 1997, Mr. Rosenthal served as President and Chief Executive Officer of Phoenix Communications, Inc. and King Mailing Services, Inc. (both of which were acquired by the Company in December
1997). Mr. Rosenthal currently serves as a member of the board of directors and serves on the audit and option committees of the board of directors of SED International Holdings, Inc. Additionally, Mr. Rosenthal serves as a member of the board of directors of Printing Industries Association of Georgia, a trade organization.

Committees: Acquisition

     Election of Directors requires the affirmative vote of the holders of a plurality of the shares of common stock represented at the annual meeting.

     The Board of Directors recommends a vote "FOR" each of the nominees listed above.

                                   Proposal 2
          Approval of the Master Graphics Employee Stock Purchase Plan

The Employee Stock
Purchase Plan.................On February 10, 1999, the Board of Directors
                              adopted the Master Graphics, Inc. Employee Stock Purchase Plan. The Board believes that the employee stock purchase plan will be an important employee recruitment and retention tool and will further align the interests of employees with shareholders. If approved by the shareholders, the employee stock purchase plan will authorize the issuance and the purchase by employees of up to 500,000 shares of common stock through payroll deductions. The following summary of the employee stock purchase plan is qualified by reference to the employee stock purchase plan, a copy of which is attached to this proxy statement as Appendix A and incorporated herein by this reference. All capitalized or quoted terms in this section have the meanings set forth in the employee stock purchase plan.

Eligibility...................Generally, all regular, full-time Employees are eligible to participate in the Plan. Employees who beneficially own more than 5% of the common stock are not eligible to participate.

Administration................The Plan will be administered by the Options and
                              Benefits Committee of the Board. The committee is authorized to establish rules for the administration of the Plan, to interpret the Plan and to supervise its administration, to make determinations about Plan entitlements, and to take other actions consistent with the delegation from the Board.

Participation.................Employees will enroll in the Plan by completing a payroll deduction form. The maximum payroll deduction allowed is the lesser of (1) 5% of an Employee's pay or (2) $5,000. An Employee may discontinue participation in the Plan at any time. An Employee's eligibility to participate in the Plan ends at the termination of employment.

Purchase Price................Employees who choose to participate in the Plan will receive an option to acquire common stock at a discount. Under the option, the purchase price of common stock is the lower of: (1) 85% of the closing price of the common stock on the Entry Date; or (2) 85% of the closing price of the common stock on the Exercise Date.

Purchase of Stock.............On June 30 and December 31 each year, a
                              Participant's Option will be exercised
                              automatically to purchase the number of shares of common stock that the Participant's accumulated payroll deductions will buy at the purchase price described above.

Payment and Delivery..........Within a reasonable period of time after an
                              Exercise Date, we will deliver shares of common stock purchased on the Exercise Date to each Participant.

Recapitalization..............In the event any change is made in our capitalization, such as a stock split or stock dividend, which results in an increase or decrease in the number of outstanding shares of our common stock without our receipt of consideration, appropriate adjustments will be made to the shares available in the Plan, the maximum number of shares and the price of the option.

Transferability...............Options under the Plan cannot be voluntarily or involuntarily assigned. No Participant can transfer any shares of common stock acquired under the Plan until the later of (1) a period of one year after the applicable Exercise Date or (2) two years after the date on which the Option was granted.

Amendment and Termination.....The Board of Directors may amend the Plan, except that no amendment may, without the approval of shareholders:

                              (1) increase the number of shares authorized under the Plan;

                              (2)       materially modify the eligibility
                                        requirements for participation in the
                                        Plan; or

                              (3) amend the Plan in any way that results in the Plan not being an "employee stock purchase plan" as defined in Section 423 of the Internal Revenue Code.

Employee Stock Purchase
Plan Benefits.................Master Graphics is unable to predict the amount of benefits that will be received by or allocated to any particular participant in the Employee Stock Purchase Plan at this time.

U.S. Federal Income Tax
Consequences..................In the U.S., no taxable income will be recognized by a Participant until the sale or other disposition of the shares of common stock acquired under the Plan. At that time, a Participant generally will recognize ordinary income and capital gains. When the shares are disposed of by a Participant two years or more after the Entry Date for the applicable shares of common stock, he or she will recognize ordinary income equal to the lesser of:

                              (1) the excess of the fair market value of the shares on the purchase date over the purchase price; or

                              (2) the excess of the fair market value of the shares at disposition over the purchase price.

                              When shares are disposed of after less than two years, the Participant must recognize ordinary income in the amount set forth in (1) above, even if the disposition is a gift or is at a loss.

                              In the event of a Participant's death while owning shares acquired under the Plan, ordinary income must be recognized in the year of death as though the shares had been sold.

                              In the cases discussed above (other than death), the amount of ordinary income recognized by a Participant is added to the purchase price paid by the Participant, and this amount becomes the tax basis for determining the amount of the capital gain or loss from the disposition of the shares. Additional gain, if any, will be short-term or long-term capital gain depending on whether the holding period is 12 months or less, or more than 12 months.

                              Net capital gains from the disposition of capital stock held more than 12 months are currently taxed at a maximum federal income tax rate of 20%, and net gains from the disposition of stock held not more than 12 months are taxed as ordinary income (maximum rate of 39.6%). However, limitations on itemized deductions and the phase-out of personal exemptions may result in effective marginal tax rates higher than 20% for net capital gains and 39.6% for ordinary income.

                              We are entitled to tax deductions in the U.S. for shares issued under the Plan only in the event of disqualifying dispositions. For disqualifying dispositions in the U.S., we are allowed a deduction to the extent of the amount of ordinary income includa ble in gross income by such Participant for the taxable year as a result of the premature disposition of the shares.

     Approval of the Plan requires the affirmative vote of the holders of a majority of the shares of common stock represented at the annual meeting.

     The Board of Directors believes that approval of the Plan is in Master Graphics' best interests since it will facilitate Master Graphics' ability to attract, motivate and retain employees, while aligning their interests with those of the shareholders.

     The Board of Directors recommends a vote "FOR" the approval of the Employee Stock Purchase Plan.

                                   Proposal 3
                 Amendment to the 1998 Equity Compensation Plan

Proposed Amendment............The Board of Directors and our shareholders have previously adopted and approved our 1998 Equity Compensation Plan. A total of 750,000 shares of common stock are presently reserved for issuance under the 1998 Equity Compensation Plan. On February 10, 1999, the Board of Directors approved an amendment to the 1998 Equity Compensation Plan, subject to shareholder approval, to increase the shares reserved for issuance under the plan by 750,000 shares, bringing the total number of shares issuable under the plan to 1,500,000. To date, we have issued options to purchase 722,363 shares of common stock under the 1998 Equity Compensation Plan, 10,934 of which have expired or been cancelled.

Reasons for the Proposed
Amendment.....................The Board has determined that additional shares need to be available for grants and awards under the 1998 Equity Compensation Plan. These grants and awards will be used to help attract, retain and reward key employees.

                Description of the 1998 Equity Compensation Plan

General.......................On April 1, 1998, the Board of Directors and
                              shareholders adopted and approved the 1998 Equity Compensation Plan, which provides for grants of

                              *         stock options

                              *         stock appreciation rights; and

                              *         restricted stock.

                              Prior to the proposed amendment to be voted on at the annual meeting, a total of 750,000 shares of common stock have been reserved for issuance under the 1998 Equity Compensation Plan. Options granted under the 1998 Equity Compensation Plan may be either "incentive stock options" as defined in section 422 of the Internal Revenue Code, or nonqualified stock options, as determined by the Options and Benefits Committee of the Board of Directors.

                              All capitalized or quoted terms in this section have the meanings set forth in the 1998 Equity Compensation Plan.

Purpose.......................The general purpose of the 1998 Equity
                              Compensation Plan is to attract, retain and motivate employees, consultants and advisers of Master Graphics and to encourage them to devote their best efforts to the business and financial success of the company.

Administration................The Options and Benefits Committee of the Board of
                              Directors currently administers the 1998 Equity Compensation Plan.

Eligibility...................All employees of Master Graphics and its subsidiaries and consultants and advisers rendering bona fide services to Master Graphics or any subsidiary are eligible to participate in the 1998 Equity Compensation Plan. We can grant incentive stock options only to employees of Master Graphics and its subsidiaries. Any optionee who owns more than 10% of the combined voting power of all classes of outstanding stock of Master Graphics is not eligible for the grant of an option unless the exercise price of the option is at least 110% of the fair market value of the common stock on the date of grant.

Terms and Conditions of
Options.......................Exercise Price. The Committee determines the exercise price of options to purchase shares of common stock at the time the options are granted. However, excluding options issued to 10% shareholders, the exercise price under an incentive stock option must not be less than 100% of the fair market value of the common stock on the date the option is granted.

                              Form of Consideration. A grantee may pay the option price (1) in cash; (2) by delivering shares of common stock having a fair market value equal to the exercise price; or (3) by another method previously approved by the Committee.

                              Exercise of the Option. Each stock option agreement will specify the term of the option and the date when the option is to become exercisable. However, in no event will an option granted under the 1998 Equity Compensation Plan be exercisable more than ten years after the date of grant. Moreover, in the case of an incentive stock option granted to a 10% shareholder, the term of the option will be for no more than five years from the date of grant.

                              Termination of Employment; Death and Disability. The Committee determines the terms and conditions relating to the effect of termination of the participant's employment or the participant's death or disability on an individual basis.

Stock Appreciation Rights.....Stock appreciation rights may be granted under the
                              1998 Equity Compensation Plan in conjunction with all or part of a stock option and will be exercisable only when the underlying stock option is exercisable.

                              Once a stock appreciation right has been exercised, the related portion of the stock option underlying the stock appreciation right will terminate.

                              When a participant exercises a stock appreciation right, Master Graphics will pay to the participant in cash, common stock or a combination thereof an amount equal to the difference between the fair market value of the common stock on the exercise date over the option price, multiplied by the number of stock appreciation rights being exercised.

Restricted Stock Awards.......Restricted stock awards may be granted alone, or in addition to, or in tandem with, other awards under the 1998 Equity Compensation Plan. In making an award of restricted stock, the Committee will determine the periods during which the restricted stock is subject to forfeiture. During the restricted period, the participant may not transfer in any way or encumber the restricted stock, but is entitled to vote, and receive dividends on, the restricted stock.

Change of Control.............In the event of a Change of Control, all outstanding Awards will become fully exercisable, unless the Committee determines otherwise. Except as provided below, unless the Committee determines otherwise, in the event of a merger where Master Graphics is not the surviving corporation, all outstanding Awards will be assumed by or replaced with comparable awards by the surviving corporation. The Committee may require that the grantees surrender their outstanding Awards in the event of a Change of Control and receive a payment in cash or common stock equal to the amount by which the fair market value of the shares of common stock subject to the Awards exceeds the exercise price of the Awards.

Withholding Obligations.......All Awards issued under the 1998 Equity
                              Compensation Plan will be granted subject to applicable federal, state and local withholding requirements. We can deduct from wages paid to the grantee any such taxes required to be withheld with respect to the options. The Committee may allow Participants to satisfy their withholding obligations by electing to have a certain number of shares of stock withheld which would otherwise be received pursuant to exercise of the Award.

Adjustments upon change in
Capitalization................If Master Graphics' common stock is changed by reason of any stock split, reverse stock split, stock dividend, recapitalization or other increase or decrease in the number of issued shares of common stock effected without receipt of consideration by Master Graphics, appropriate adjustments will be made in the number and class of shares of stock subject to the 1998 Equity Compensation Plan, the number of shares of stock subject to any Awards outstanding, and the exercise price of outstanding Awards. Any such adjustment will be made by the Committee, whose determination shall be conclusive.

Tax Aspects...................The grant of a nonqualified stock option or stock appreciation right has no U.S. federal income tax consequences for the participant or Master Graphics. Upon exercise of a nonqualifed stock option or stock appreciation right, Master Graphics may take a tax deduction and the participant realizes ordinary income. The amount of this deduction and income is equal to the difference between the fair market value of the shares on the date of exercise and the grant price of the nonqualified stock option or stock appreciation right.

                              The grant and exercise of an incentive stock option has no U.S. federal income tax consequences for the participant or Master Graphics. If the participant does not make a disqualifying disposition of the shares underlying the incentive stock option, all gain attributable to the option upon sale of the underlying common stock will be capital gain and Master Graphics will not receive any tax deduction.

                     1998 Equity Compensation Plan Benefits

     Master Graphics is unable to predict the amount of benefits that will be received by or allocated to any particular participant under the 1998 Equity Compensation Plan. The following table sets for the dollar amount and the number of shares granted under the 1998 Equity Compensation Plan during the last fiscal year to (1) each executive officer named in the Summary Compensation Table below; (2) all of those executive officers as a group; (3) all non-employee directors as a group; and (4) all employees other than executive officers as a group.

                                                                                            Number of               Value of
                                                                                              Shares                 Shares
Name and Position                                                                            Granted               Granted (1)
------------------------------------------------------------------------------------------------------------------------------
John P. Miller........................................................                             --                       --
  Chief Executive Officer, President and Chairman of the Board

Lance T. Fair.........................................................                        100,000               $1,000,000
  Chief Financial Officer and Senior Vice President-- Acquisitions

Robert J. Diehl.......................................................                         30,000               $  300,000
  Chief Operating Officer and Senior Vice President

James B. Duncan.......................................................                         10,000               $  100,000
  Senior Vice President Sales and Marketing

All executive officers as a group (3 persons).........................                        140,000               $1,400,000

All non-employee directors as a group (2 persons).....................                             --(2)                    --

All employees other than executive officers as a group................                        571,429               $5,714,290

(1) The dollar value of option grants under the 1998 Equity Compensation Plan was computed by multiplying the number of shares granted times the $10.00 per share exercise price of the option. All options granted under the 1998 Equity Compensation Plan were granted at $10.00 per share, the fair market value on the date of grant. As of the date of this Proxy Statement, none of the options was "in-the-money."

(2) Each of the non-employee directors of the Master Graphics received an option to purchase 1,000 shares of common stock at $10.00 per share pursuant to Master Graphics 1998 Non-Employee Director Stock Option Plan.

     Approval of the amendment to the 1998 Equity Compensation Plan requires the affirmative vote of the holders of a majority of the shares of common stock represented at the annual meeting. The Board of Directors recommends a vote "FOR" the approval of the Employee Stock Purchase Plan.

                                   Proposal 4
              Ratification of Appointment of Independent Auditors

     The Board of Directors has selected KPMG LLP, independent accountants, to audit our financial statements for the 1999 fiscal year. We are presenting this nomination to the shareholders for ratification at the annual meeting. A representative of KMPG LLP is expected to be present at the meeting, will have the opportunity to make a statement, and is expected to be available to respond to appropriate questions.

     Ratification of the selection of KPMG LLP as Master Graphics' independent auditors requires the affirmative vote of the holders of a majority of the shares of common stock represented at the annual meeting.

     The Board of Directors recommends a vote "FOR" the ratification of the appointment of KMPG LLP as our independent auditors for the 1999 fiscal year.

                                 Other Matters

     The Board of Directors knows of no matters other than those discussed in this proxy statement which will be presented at the 1999 annual meeting. However, if any other matters are properly brought before the meeting, any proxy given pursuant to this solicitation will be voted in accordance with the recommendations of management.

     Upon the written request of any record holder or beneficial owner of common stock entitled to vote at the annual meeting, we, without charge, will provide a copy of its Annual Report on Form 10-K for the year ended December 31, 1998. Requests should be directed to Lance T. Fair, Secretary, Master Graphics, Inc., 6075 Poplar Avenue, Suite 401, Memphis Tennessee 38119, which is the address of Master Graphics' principal executive offices.

                              By order of the board of directors

                              /s/ LANCE T. FAIR
                              Lance T. Fair
                              Secretary

Memphis, Tennessee
April 20, 1999

                                    Annex A
                             Master Graphics, Inc.
                          Employee Stock Purchase Plan

     The following sets forth the terms and conditions of an employee stock purchase plan to be called The Master Graphics, Inc. Employee Stock Purchase Plan (the "Plan").

                                   ARTICLE 1
                                  DEFINITIONS

     The following terms when used in this plan shall have the following meanings:

     "Account" shall mean, with respect to a Participant, the cumulative total of Payroll Deductions set aside from time to time pursuant to the Plan for the purpose of acquiring Options Shares.

     "Code" shall mean the Internal Revenue Code of 1986, as amended from time to time.

     "Committee" shall mean the Options and Benefits Committee of the Board of Directors of the Company.

     "Common Stock" shall mean shares of the $.001 par value per share common stock of the Company.

     "Company" shall mean Master Graphics, Inc., a Tennessee corporation.

     "Compensation" shall mean with respect to a Participant (a) the total annual compensation paid to such Participant during a Plan Period by the Company and each Subsidiary Corporation to the extent such compensation would be subject to F.I.C.A. tax withholding but for the maximum dollar amount of the F.I.C.A. wage base established by federal law; less (b) the amount of such compensation that consists of contest awards, reimbursement of moving expenses, life insurance premiums, payments characterized as deferred compensation for purposes of Section 404 of the Code, and compensation reportable to the Participant on account of his/her participation in any Restricted Stock or Incentive Stock Option plans of the Company or any of its subsidiaries.

     "Eligible Employee" shall mean an Employee meeting the requirements of
ARTICLE 3.

     "Employee" shall mean each and every employee of the Company and each Subsidiary Corporation.

     "Entry Date" shall mean January 1, 1999, July 1, 1999, and January 1 and July 1 of each succeeding calendar year during which this Plan is effective.

     "Exercise" shall mean the purchase of Common Stock pursuant to the Plan for a Participant in the manner set forth in ARTICLE 7 below.

     "Exercise Date" shall mean June 30 and December 31 in each Plan Period during which Options shall have been granted pursuant to the Plan.

     "Option" shall mean the right of an Eligible Employee to purchase Common Stock pursuant to the Plan.

     "Option Price" shall mean the price per share of Common Stock determined in the manner set forth in SECTION 6.2 below.

     "Option Share" shall mean each share of Common Stock purchased by a Participant upon Exercise of an Option granted hereunder.

     "Participant" shall mean each Eligible Employee who Participates in the Plan.

     "Participate" shall mean with respect to each Eligible Employee the act of having Payroll Deductions made for the purpose of acquiring Option Shares.

     "Payroll Deduction" shall mean money periodically deducted from the Compensation of an Eligible Employee for the purpose of acquiring Option Shares.

     "Plan" shall have the meaning set forth in the preface above.

     "Plan Period" shall mean each 6 month period beginning January 1 and ending on June 30 and beginning on July 1 and ending December 31 of each calendar year during which this Plan is in effect, the first such Plan Period being the period January 1, 1999 through December 31, 1999.

     "Registration Statement" shall mean any registration statement filed with the Securities and Exchange Commission pursuant to the Securities Act.

     "Reorganization" shall mean any reorganization, recapitalization, stock split, stock dividend, combination of shares, merger, consolidation, share exchange, offering of rights, reclassification, conversion, or any other change in the capital structure of the Company which would affect the number of shares of Common Stock purchasable, or the Option Price payable therefor, or both, with respect to the Options then in effect.

     "Securities Act" shall mean the Securities Act of 1933, as amended from time to time.

     "Subsidiary Corporation" shall mean any present or future corporation which
(a) would be a "subsidiary corporation" of the Company as that term is defined in Section 424 of the Code and (b) is designated as a participant in the Plan by the Committee.

     "Termination of Employment" shall mean with respect to a Participant the termination of his or her employment by the Company or any subsidiary thereof for any reason whatsoever, including death, disability, retirement, dismissal, resignation or otherwise.

                                   ARTICLE 2
                                  PLAN PURPOSE

     2.1. Purpose. The Plan is intended to provide a method whereby Employees of the Company and its Subsidiary Corporations will have an opportunity to acquire a proprietary interest in the Company through the purchase of shares of the Common Stock of the Company. It is the intention of the Company to have the Plan qualify as an "employee stock purchase plan" under Section 423 of the Code. The provisions of the Plan shall be construed so as to extend and limit participation in a manner consistent with the requirements of Section 423 of the Code. It is felt that employee participation in the ownership of the Company will be of mutual benefit to employees and the Company and its Subsidiary Corporations.

                                   ARTICLE 3
                         ELIGIBILITY AND PARTICIPATION

     3.1. Eligibility. Subject to the limitations contained in this ARTICLE 3, any employee who is regularly and actively employed by the Company or any Subsidiary Corporation on an Entry Date is eligible to participate in the Plan.

     3.2. Restrictions on Participation. Notwithstanding any provisions of the Plan to the contrary, no Employee shall be granted an option to participate in the Plan:

     (a) if such Employee's customary employment by the Company or a Subsidiary Corporation is twenty (20) hours or less per week;

     b) if such Employee's customary employment by the Company or a Subsidiary Corporation is five (5) months or less in any calendar year;

     (c) if, immediately after the grant, such employee would own stock, and/or hold outstanding options to purchase stock, possessing five percent (5%) or more of the total combined voting power or value of all classes of stock of the Company (for purposes of this SECTION 3.3(C), the rules of Section 424(d) of the Code shall apply in determining stock ownership of any employee); or

     (d) which permits his rights to purchase stock under all employee stock purchase plans of the Company to accrue at a rate which exceeds $25,000 in fair market value of the stock (determined at the time such option is granted) for each calendar year in whic h such option is outstanding.

     3.3. Commencement of Participation. In order to Participate in the Plan during a Plan Period, an Eligible Employee must sign and deliver to the Committee, or its designated representative (which may be an officer or ad hoc committee of officers of the Company), no later than January 15 or July 15, as applicable, of the Plan Period during which he or she desires to Participate, a Subscription Agreement (the form of which shall be adopted by the Committee prior to the beginning of the first Plan Period) setting forth the Employee's name, social security number, address, position and the percentage of his or her Compensation to be withheld as his or her Payroll Deduction. The Committee shall cause the form of Subscription Agreement to be distributed to all Eligible Employees on or prior to the Entry Date of any Plan Period. Each Eligible Employee shall sign and deliver to the Committee additional documents and instruments reasonably required by the Committee to properly administer the Plan.

                                   ARTICLE 4
                            OFFERINGS; COMMON STOCK

     4.1. Maximum Number of Shares to be Offered. The maximum number of shares of Common Stock that will be offered under the Plan, subject to adjustment upon changes in capitalization of the Company as provided in SECTION 11.4, shall be one hundred thousand (100,000) shares on each Exercise Date plus on each Exercise Date all unissued shares from any prior Exercise Date, whether offered or not, not to exceed five hundred thousand (500,000) for all Exercise Dates.

     4.2. Participant's Interest in Option Stock. A Participant does not become the owner of Option Shares purchased under the Plan and does not have any voting, dividend or other rights as a shareholder of the Company with respect to such Option Shares until the transfer of the Option Shares to the Participant on the shareholder records of the Company shall have occurred. The Option Shares shall be transferred to the Participant within a reasonable time after the Exercise Date of a particular Plan Period, but only after payment in full for said Option Shares has been made and there has been compliance with all of the applicable provisions of the Plan. The Option Shares may be issued in book-entry form or in the form of physical certificates, at the discretion of the Company. If issued in book-entry form, the Option Shares will not be evidenced by physical certificates, and no Participant will have the right to demand the same. A Participant's ownership of Option Shares will be recorded on or through the records of the Company. At such time as a Participant shall become the owner of Option Shares purchased pursuant to this Plan, the Participant shall have the right to vote, receive dividends and enjoy all other rights as a shareholder of the Company with respect to such shares.

     4.3. Registration of Common Stock. The Common Stock to be delivered to a Participant under the Plan will be registered in the name of the Participant, or, if the Participant so directs by written notice to the Secretary of the Company prior to the Exercise Date applicable thereto, in the names of the Participant and one such other person as may be designate by the Participant, as joint tenants with rights of survivorship or as tenants by the entireties, to the extent permitted by applicable law.

     4.4. Restrictions on Transfer of Common Stock.

     (a) No Participant who is an affiliate (as defined in the Securities Act and rules promulgated thereunder) of the Company may sell Option Shares purchased hereunder unless he shall either (i) cause said Option Shares to be registered under the Securities Act at his or her own expense; (ii) comply with the provisions of Rule 144 promulgated under the Securities Act; or (iii) provide the Company an opinion of competent securities counsel to the effect that said Participant may lawfully sell Options Shares without complying with SECTION 4.4(A)(I) or SECTION 4.4(A)(II).

     (b) No Participant shall sell, exchange, pledge, hypothecate or otherwise transfer the shares of Common Stock received upon each Exercise under the Plan until the later of (i) a period of one (1) year after the Exercise Date with respect to such shares of Common Stock or (ii) a period of two (2) years after the date the Option to acquire such shares of Common Stock was granted by the Committee.

     (c) The foregoing restrictions upon transfer shall be evidenced by an appropriate legend on each share certificate issued to a Participant. The restrictions described in SECTION 4.4(B) may be waived by the Committee provided the Participant demonstrates to the Committee that the Participant has a financial emergency which necessitates his or her liquidating shares of Common Stock and makes adequate arrangements to cover withholding taxes resulting from the early sale of such Common Stock.

                                   ARTICLE 5
                               PAYROLL DEDUCTIONS

     5.1. Amount of Deduction. Each Eligible Employee shall be entitled to contribute to the Plan in any Plan Period the lesser of (a) five (5%) percent of his/her Compensation during the Plan Period or (b) Five Thousand ($5,000.00) Dollars. By way of additional limitation, all Participant s during a Plan Period shall be entitled to acquire Common Stock aggregating no more than the number of shares designated by the Committee on the Entry Date. If, on the Exercise Date of a Plan Period, the Committee shall determine that the maximum number of whole shares of Common Stock purchasable at the Option Price out of the cumulative balance of all Participants' Accounts exceeds the aggregate number of shares with respect to which Options were granted by the Committee on the Entry Date, then each Participant shall be entitled to acquire only that number of shares determined in the manner set forth in SECTION 7.1 below.

     5.2. Participant's Account. All Payroll Deductions made for a Participant shall be credited to his Account under the Plan. A Participant may not make any separate cash payment into such Account. The Committee shall cause accurate records of the Payroll Deductions of all Participants to be maintained, and shall, upon written request by a Participant, report to the Participant his or her Account balance as of the Date of the most-recently completed pay period preceding the date of the Participant's request.

     5.3. Changes in Payroll Deductions. A Participant may discontinue his participation in the Plan as provided in ARTICLE 8, but no other change can be made during any Plan Period and, specifically, a Participant may not alter the amount of his payroll deductions for that Plan Period.

     5.4. Leave of Absence. If a Participant goes on a leave of absence, such Participant shall have the right to elect: (a) to withdraw the balance in his or her Account pursuant to SECTION 7.3; (b) to discontinue contributions to the Plan but remain a Participant, or (c) remain a Participant, during such leave of absence, authorizing deductions to be made from payments by the Company to the Participant during such leave of absence and undertaking to make cash payments to the Plan at the end of each payroll period to the extent that amounts payable by the Company to such Participant are insufficient to meet such Participant's authorized Plan deductions.

                                   ARTICLE 6
                              GRANTING OF OPTIONS

     6.1. Number of Option Shares. On each Entry Date, a Participant shall be deemed to have been granted an option to purchase a maximum number of shares of Common Stock in an amount equal to:

     (a) (i) that percentage of the Employee's Compensation which he has elected to have withheld (subject to the limitations set forth in SECTION 5.1) multiplied by (ii) Employee's Compensation during the Plan Period divided by

     (b) 85% of the market value of the Common Stock on the applicable Entry Date. The market value of the Common Stock shall be determined as provided in SECTION 6.2 below.

     An Employee's Compensation during any Plan Period shall be determined by multiplying his normal weekly rate of pay (as in effect on the last day prior to the Entry Date of the particular Plan Period) by 26 or the hourly rate by 1,040.

     6.2. Option Price. The Option Price of the Common Stock purchased pursuant to Payroll Deductions made for a Participant therein shall be the lower of:

     (a) 85% of the closing price of the stock on the Entry Date or the nearest prior business day on which trading occurred on the Nasdaq Stock Market; or

     (b) 85% of the closing price of the stock on the Exercise Date or the nearest prior business day on which trading occurred on the Nasdaq Stock Market. If the Common Stock is not admitted to trading on any of the aforesaid dates for which closing prices of the stock are to be determined, then reference shall be made to the fair market value of the Common Stock on that date, as determined on such basis as shall be established or specified for the purpose by the Committee.

     6.3. Entry Date. The Entry Date during any Plan Period shall be January 1 and July 1, as applicable, with the initial entry date being January 1, 1999. The Committee may, in its discretion, grant Options to Eligible Employees on any Entry Date so long as the Plan has not been terminated and the maximum number of shares described in SECTION 4.1 shall not have been purchased by Participants.

                                   ARTICLE 7
                              EXERCISE OF OPTIONS

     7.1. Automatic Exercise. On the Exercise Date of each Plan Period, the Committee will automatically exercise on each Participant's behalf the Option to purchase the number of whole Option Shares (no fractional shares will be issued under the Plan) resulting by dividing the balance of each Participant's Account by the Option Price; provided, however, that if the aggregate number of whole Option Shares which could be purchased by the cumulative Account balances of all Participants exceeds the total number of shares of Common Stock with respect to which the Committee granted options on the Entry Date of the Plan Period, then the Committee automatically will exercise on each Participant's behalf the Option to purchase the number of Option Shares resulting by multiplying the number of Option Shares purchasable by such Participant without regard to the Committee's limitation times a fraction, the numerator of which shall be the total number of shares of Common Stock with respect to which the Committee granted Options to all Participants during the Plan Period and the denominator of which shall be the total number of whole Option Shares which would have been purchasable by all Participants if said limitation had not been in effect. Assume, for example, that Employee A had $5,000 withheld between July 1 and December 31 of the first Plan Period. Assume, further, that all Participants had a total of $625,000 so withheld. Also assume that the formula Option Price computed pursuant to SECTION 6.2 was $25. However, for that year, the Committee made available only 12,500 shares under the Plan. The Participants have contributed enough cash through payroll deductions to acquire 25,000 shares. However, since the Committee has made available only one-half that number, then Employee A would be entitled to Exercise his Option with respect to only one-half the number of shares that he otherwise could have bought with his $5,000 contribution. The mathematics with respect to Employee A are $5,000 / $25 = 200 possible shares. 200 possible shares x [12,500 available shares / 25,000 aggregate possible shares] = 100 shares of Common Stock acquired by Employee A. If a Participant's Account balance as of any Exercise Date exceeds the aggregate Option Price payable for that Participant's Option Shares pursusant o this section, then such excess shall be refunded to the Participant no later than fifteen (15) days after the applicable Exercise Date without interest.

     7.2. Expiration of Option. If the number of shares of Common Stock with respect to which Options have been granted during a Plan Period exceeds the number of Option Shares actually acquired by Exercise on the Exercise Date, then the Options with respect to such excess shares shall expire on the Exercise Date; provided, however, that Options with respect to those unissued shares may be granted in the future.

     7.3. Withdrawal of Account. By written notice to the Secretary of the Company, at any time prior to the Exercise Date in any Plan Period, a Participant may elect to withdraw all the accumulated Payroll Deductions in his Account at such time.

     7.4. Fractional Shares. Fractional shares will not be issued under the Plan and any accumulated payroll deductions which would have been used to purchase fractional shares will be returned to any Eligible Employee promptly following the applicable Exercise Date, without interest.

     7.5. Transferability of Option. During a Participant's lifetime, Options held by such Participant shall be exercisable only by that Participant.

     7.6. Delivery of Common Stock. As promptly as practicable after the Exercise Date of each Plan Period, the Company will deliver to each Participant, as appropriate, the Common Stock purchased upon exercise of his Option.

                                   ARTICLE 8
                                   WITHDRAWAL

     8.1. In General. As indicated in SECTION 7.3, a Participant may withdraw Payroll Deductions credited to his Account under the Plan at any time by giving written notice to the Secretary of the Company. All of the Participant's Payroll Deductions credited to his Account will be paid to him promptly after receipt of his notice of withdrawal, and no further Payroll Deductions will be made from his pay during such Plan Period. The Company may, at its option, treat any attempt to borrow by an Employee on the security of his accumulated Payroll Deductions as an election, under SECTI ON 7.3, to withdraw such deductions.

     8.2. Effect on Subsequent Participation. A Participant's withdrawal during any Plan Period will not have any effect upon his eligibility to participate in any succeeding Plan Period or in any similar plan which my hereafter be adopted by the Company.

     8.3. Termination of Employment. Upon termination of the Participant's employment for any reason, including retirement (but excluding death while in the employ of the Company), the Payroll Deductions credited to his Account will be returned to him, or, in the case of his death subsequent to the termination of his employment, to the person or persons entitled thereto under SECTION 11.1.

     8.4. Termination of Employment Due to Death. Upon termination of the Participant's employment because of his death, his beneficiary (as defined in SECTION 11.1) shall have the right to elect, by written notice given to the Secretary of the Company prior to the earlier of the Exercise Date or the expiration of a period of sixty (60) days commencing with the date of the death of the participant, either:

     (a) to withdraw all of the Payroll Deductions credited to the Participant's Account under the Plan, or

     (b) to exercise the Participant's Option for the purchase of Common Stock on the Exercise Date next following the date of the Participant's death for the purchase of the number of full shares of stock which the accumulated Payroll Deductions in the Participant's Account at the date of the Participant's death will purchase at the applicable Option Price, and any excess in such Account will be returned to said beneficiary, without interest.

In the event that no such written notice of election shall be duly received by the office of the Secretary of the Company, the beneficiary shall automatically be deemed to have elected, pursuant to SECTION 8.4(B), to exercise the Participant's option.

                                   ARTICLE 9
                                    INTEREST

     9.1. Payment of Interest. No interest will be paid or allowed on any money paid into the Plan or credited to the Account of any Participant; provided, however, that interest shall be paid on any and all money which is distributed to an Employee or his beneficiary pursuant to the provisions of SECTION 7.3,
SECTION 8.1, SECTION 8.3 and SECTION 8.4. Such distributions shall bear simple interest during the period from the date of withholding to the date of return at the regular passbook savings account rates per annum in effect at Union Planters Bank, Memphis, Tennessee during the applicable Plan Period or, if such rates are not published or otherwise available for such purpose, at the regular passbook savings account rates per annum in effect during such period at another major commercial bank in Memphis, Tennessee selected by the Committee. Where the amount returned represents an excess amount in a Participant's Account after such Account has been applied to the purchase of Common Stock, the Participant's Account shall be deemed to have been applied first toward purchase of Common Stock under the Plan, so that interest shall be paid on the last withholdings during the period which results in the excess amount.

                                   ARTICLE 10
                           ADMINISTRATIVE PROVISIONS

     10.1. Administration of Plan. The Plan shall be administered under the direction and control of the Committee.

     10.2. Authority of Committee. Subject to the express provision of the Plan, the Committee shall have plenary authority in its discretion to interpret and construe any and all provisions of the Plan, to adopt rules and regulations for administering the Plan, and to make all other determinations deemed necessary or advisable for administering the Plan. The Committee's determination on the foregoing matters shall be conclusive. Without limiting the generality of the foregoing, in administering the Plan, the Committee shall have the following rights and powers, subject only to the terms and the limitations contained herein:

     (a) to establish the maximum number of shares of Common Stock with respect to which Options may be exercised during a Plan Period (subject to the limits established in SECTION 4.1);

     (b) to interpret the terms, conditions and limitations set forth in the Plan, which determinations shall be final with respect to each and every Participant;

     (c)  to refuse to grant Options during a Plan Period;

     (d)  to determine the eligibility of any Employee to Participate;

     (e) to make all computations, maintain all accounts, provide for the issuance of all Option Shares, and do all other acts and things reasonably necessary to properly administer the Plan; and

     (f) To revoke, alter, or amend the terms and conditions of the Plan without obtaining the prior approval of the Participants or the Company's shareholders, subject, however, to the limitations hereinafter stated.

     10.3. Rules Governing the Administration of the Committee. The Board of Directors may from time to time appoint members of the Committee in substitution for or in addition to members previously appointed and may fill vacancies, however caused, in the Committee. The Committee may select one of its members as its Chairman and shall hold its meetings at such times and places as it shall deem advisable and may hold telephonic meetings. A majority of its members shall constitute a quorum. All determinations of the Committee shall be made by a majority of its members. The Committee may correct any defect or omission or reconcile any inconsistency in the Plan, in the manner and to the extent it shall deem desirable. Any decision or determination reduced to writing and signed by a majority of the members of the Committee shall be as fully effective as if it had been made by a majority vote at a meeting duly called and held. The Committee may appoint a secretary and shall make such rules and regulations for the conduct of its business as it shall deem advisable.

                                   ARTICLE 11
                                 MISCELLANEOUS

     11.1. Designation of Beneficiary. A Participant may file a written designation of a beneficiary who is to receive any Common Stock and/or cash. Such designation of beneficiary may be changed by the Participant at any time by written notice to the Secretary of the Company. Upon the death of a Participant and upon receipt by the Company of proof of identity and existence at the Participant's death of a beneficiary validly designated by him under the Plan, the Company shall deliver such Common Stock and/or cash to such beneficiary. In the event of the death of a Participant and in the absence of a beneficiary validly designated under the Plan who is living at the time of such Participant's death, the Company shall deliver such Common Stock and/or cash to the executor or administrator of the estate of the Participant, or if no such executor or administrator has been appointed (to the knowledge of the Company), the Company, in its discretion, may deliver such Common Stock and/or cash to the spouse or to any one or more dependents of the Participant as the Company may designate. No beneficiary shall, prior to the death of the Participant by whom he has been designated, acquire any interest in the Common Stock or cash credited to the Participant under the Plan.

     11.2. Transferability. Neither Payroll Deductions credited to a Participant's Account nor any rights with regard to the exercise of an Option or to receive Common Stock under the Plan may be assigned, transferred, pledged, or otherwise disposed of in any way by the Participant other than by will or the laws of descent and distribution. Any such attempted assignment, transfer, pledge or other disposition shall be without effect, except that the Company may treat such act as an election to withdraw funds in accordance with SECTION 7.3.

     11.3. Use of Funds. All Payroll Deductions received or held by the Company under this Plan may be used by the Company for any corporate purposes and the Company shall not be obligated to segregate such Payroll Deductions.

     11.4. Adjustments upon Change in Capitalization.

          (a) If, while any Options are outstanding, the outstanding shares of Common Stock of the Company have increased, decreased, changed into, or been exchanged for a different number or kind of shares or securities of the Company through reorganization, merger, recapitalization, reclassification, stock split, reverse stock split or similar transaction, appropriate and proportionate adjustments may be made by the Committee in the number and/or kind of shares which are subject to purchase under outstanding Options and on the Option Price or prices applicable to such outstanding Options. In addition, in any such event, the number and/or kind of shares which may be offered shall also be proportionately adjusted. No adjustments shall be made for stock dividends. For the purposes of this SECTION 11.4, any distribution of shares to shareholders in an amount aggregating 20% or more of the outstanding shares shall be deemed a stock split and any distributions of shares aggregating less than 20% of the outstanding shares shall be deemed a stock dividend.

          (b) Upon the dissolution or liquidation of the Company, or upon a reorganization, merger or consolidation of the Company with one or more corporations as a result of which the Company is not the surviving corporation, or upon a sale of substantially all of the property or stock of the Company to another individual or entity, the holder of each option then outstanding under the Plan will thereafter be entitled to receive at the next Exercise Date upon the Exercise of such Option for each share as to which such Option shall be exercised, as nearly as reasonably may be determined, the cash, securities and/or property which a holder of one share of the Common Stock was entitled to receive upon and at the time of such transaction. The Board of Directors shall take such steps in connection with such transactions as the Board shall deem necessary to assure that the provisions of this SECTION 11.4(B) shall thereafter be applicable, as nearly as reasonably may be determined, in relation to the said cash, securities and/or property as to which such holder of such Option might thereafter be entitled to receive.

     11.5. Amendment and Termination. The Board of Directors shall have complete power and authority to terminate or amend the Plan; provided, however, that the Board of Directors shall not, without the approval of the shareholders of the
Corporation:

               (a) increase the maximum number of shares which may be issued pursuant to the Plan (except pursuant to SECTION 11.4);

               (b) amend the requirements as to the class of Employees eligible to purchase Common Stock under the Plan or permit the members of the Committee to purchase stock under the Plan; or

               (c) amend the Plan in any manner which would have the effect of causing the Plan not to be an "employee stock purchase plan" as defined and set forth in Section 423 of the Code.

No termination, modification, or amendment of the Plan may, without the consent of an employee then having an Option under the Plan to purchase stock, adversely affect the rights of such employee under such Option.

     11.6. Control of Funds; ERISA. The Plan shall not be subject to the provisions of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and the Plan shall be unfunded. In that regard, the cumulative amount of Account balances of all Participants shall remain part of the general funds of the Company and shall at all times during a Plan Period be subject to the claims of all the Company's creditors.

     11.7. Shareholder Approval; Registration. This Plan shall not be effective until:

          (a) it shall have been approved by the shareholders of the Company in accordance with the Company's bylaws and Tennessee law at the annual meeting of such shareholders to be held in 1999;

          (b) a Registration Statement filed with respect to the Common Stock offered pursuant to this Plan shall have become effective, and appropriate registration of the Common Stock with any state agency or securities law administrator required by the Blue Sky Law of any state shall likewise have become effective;

          (c) each Participant shall have been provided a prospectus meeting the requirements of Section 10 of the Securities Act no later than the time such Participant delivers an executed Subscription Agreement to the Committee, which prospectus will be updated and supplemented as required by law; and

          (d) prior to the issuance of Option Shares on any Exercise Date, the Company shall have caused said Option Shares to be listed on the Nasdaq Stock Market, whereupon the Option Shares may be freely sold by Participants, subject to the limitations contained in the Plan.

Notwithstanding the foregoing, Participants may commence Payroll Deductions upon adoption of this Plan by the Board of Directors of the Company and will be deemed to have acquired Option Shares on the December 31, 1999 Exercise Date if shareholder approval is so obtained, which approval will be retroactive to such Exercise Date. The Company will pay dividends in respect of such Option Shares deemed to be so acquired at such time as shareholder approval is obtained.

     11.8. No Employment Rights. The Plan does not, directly or indirectly, create any right for the benefit of any employee or class of employees to purchase any shares of Common Stock under the Plan, or create in any employee or class of employees any right with respect to continuation of employment by the Company, and it shall not be deemed to interfere in any way with the Company's right to terminate, or otherwise modify, an employee's employment at any time.

     11.9. Effect of Plan. The provisions of the Plan shall, in accordance with its terms, be binding upon, and inure to the benefit of, all successors of each Participant, including, without limitation, such Participant's estate and the executors, administrators or trustees thereof, heirs and legatees, and any receiver, trustee in bankruptcy or representative of creditors of such Participant.

     11.10.Governing Law; Venue. The Plan shall be governed by and construed in accordance with the domestic laws of the State of Tennessee without giving effect to any choice or conflict of law, provision or rule (whether of the State of Tennessee or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Tennessee. Each of the parties submits to the jurisdiction of any state or federal court sitting in Memphis, Tennessee, in any action or proceeding arising out of or relating to the Plan and agrees that all claims in respect of the action or proceeding shall be heard and determined in any such court. No Participant shall bring any action or proceeding arising out of or relating to the Plan in any other court. No Participant shall raise any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety, or other security that might be required of any other party with respect thereto.

     AS DULY ADOPTED BY THE BOARD OF DIRECTORS OF MASTER GRAPHICS, INC. AS OF FEBRUARY 10, 1999.

[ATTACHMENT -- PROXY CARD]

                                     PROXY
                             Master Graphics, Inc.
            6075 Poplar Avenue, Suite 401, Memphis, Tennessee 38103
          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned appoints John P. Miller and Lance T. Fair or either of them with full power of substitution and revocation to vote as proxy for the undersigned at the Annual Meeting of Shareholders of Master Graphics, Inc. (the "Company") to be held at The Crescent Club, 6075 Poplar Avenue, Suite 900, Memphis, Tennessee 38119 on May 19, 1999, at 9:00 A.M., local time, and at any and all adjournments or postponements thereof, according to the number of votes the undersigned would be entitled to vote if personally present on the proposals set forth below (and as more fully set forth in the Note of Meeting enclosed herewith). The Proxy is further authorized to vote in his discretion as to any other matters which may properly come before the meeting. The Board of Directors at the time of preparation of the Proxy Statement knows of no business to come before the meeting other than that referred to in the Proxy Statement.

THE SHARES COVERED BY THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE INSTRUCTIONS GIVEN BELOW AND WHEN NO INSTRUCTIONS ARE GIVEN WILL BE VOTED FOR THE PROPOSALS DESCRIBED IN THE ACCOMPANYING NOTICE OF ANNUAL MEETING AND PROXY STATEMENT AND ON THIS PROXY.

(1) To elect 2 Directors

    [ ] For all nominees listed below     [ ] WITHHOLD AUTHORITY to vote for all
        (except as indicated to the           nominees listed below.
        contrary below).

                   H. Henry (Hap) Hederman, Donald L. Hutson

      Instruction: To withhold authority to vote for any individual nominee, write such nominee's name in the space provided below.

(2) To approve and adopt the Master Graphics' Employee Stock Purchase Plan.

    [ ] For                  [ ] Against            [ ] Abstain

                           [Continued on other side]

(3) To approve an amendment to the Master Graphics' 1998 Equity Compensation Plan to increase the number of shares of common stock issuable thereunder from 750,000 to 1,500,00.

    [ ] For                  [ ] Against            [ ] Abstain

(4) To ratify the selection of KMPG LLP as the Company's independent auditors for fiscal 1999.

   [ ] For                  [ ] Against            [ ] Abstain

The undersigned hereby acknowledges receipt of notice of said meeting and the related Proxy Statement.

                    Dated:_____________________________, 1999 Please sign
                    exactly as the name appears to the left. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign the full corporate name by President or other authorized officer. If a partnership, please sign in the partnership's name by authorized person.

                    _______________________________________________________
                                              Signature

                    _______________________________________________________
                                    Signature (if held jointly)

Please mark, sign, date and return this proxy card promptly using the enclosed envelope.